MACPHERSON COUNSEL LLP

New York, New York

Exhibit 5

November 21, 2008

Aduromed Industries, Inc.
3 Trowbridge Drive
Bethel, Connecticut 06801

Ladies and Gentlemen:

We have acted as counsel to Aduromed Industries, Inc., a Delaware corporation (the ``Company"), in connection with the preparation of the registration statement on Form S-1 (the ``Registration Statement") relating to registration of the following securities for resale by selling holders named in the Registration Statement:

(A) The registration of the following shares of the Company's common stock, $0.0001 par value per share (the ``Common Stock"):

- 148,678,721 shares are presently issued and outstanding;
- 94,066,486 shares are issuable upon exercise of warrants ("Warrants") issued to certain investors in the Company;
- 9,895,665 shares are issuable upon exercise of options ("Options") granted to employees of the Company.

(B) The registration of the following warrants of the Company:

- 94,066,486 common stock purchase warrants of the Company exercisable for the purchase of 94,066,486 shares of its Common Stock.

This opinion is being rendered in connection with the filing by the Company of the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the certificate of incorporation and by-laws of the Company, as in effect on the date hereof; (iii) the warrant agreements relating to the Warrants; (iv) the agreements covering the Options between the Company and employees of the Company, (v) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate.

444 Madison Avenue, Suite 805, New York, NY 10022 T: (203) 938-4778 F: (203) 286-1289 E: smaclaw@optonline.net

Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2)  The issued and outstanding shares of Common Stock included in the Registration Statement have been duly authorized and validly issued and are fully paid and non-assessable.

(3)  The Warrants and the Options are enforceable in accordance with their terms; and the shares of Common Stock to be issued upon exercise of such Options and Warrants will be duly authorized, validly issued and fully paid and non-assessable when and as they are exercised and the exercise price paid therefor.

We hereby consent to the reference to this firm under the caption ``Legal Matters'' in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Macpherson Counsel LLP
Macpherson Counsel LLP